AMENDMENT
TO
PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of September 3, 2002 by and among Principal Life Insurance Company, an Iowa corporation (the "Company"), MFS
VARIABLE INSURANCE TRUST, a Massachusetts business trust (the "Trust") and
MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS")
(Trust. MFS. and Company collectively, the "Parties") in order to modify that certain
Participation Agreement entered into by the Parties as of May 17, 2002 (the "Agreement").

The Parties agree to amend the Agreement as follows:

1.	Schedule A of this Agreement is also hereby amended to include the new Benefit
Variable Universal Life (BVUL) product.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Acknowledged and agreed by:

PRINCIPAL LIFE INSUIWNCE
COMPANY